EXHIBIT 10(v)

AMENDMENT NO. 2

TO

AMERICAN DENTAL PARTNERS, INC.

1996 TIME ACCELERATED RESTRICTED STOCK OPTION PLAN

The American Dental Partners, Inc. 1996 Time Accelerated Restricted Stock Option Plan, as previously amended (the “Plan”), is hereby amended pursuant to the following provisions:

1.    Definitions

All capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2.    Shares Subject To Plan

Except for one or more options to purchase an aggregate of not more than 9,369 shares of common stock (the “Remaining Options Shares”), no additional options shall be granted under the Plan. Except for the Remaining Option Shares and Shares subject to unexercised options granted prior to the date of this amendment that have not expired or otherwise terminated, all shares of Common Stock (“Shares”) reserved for issuance under the Plan are hereby released from such reserve. Without limiting and in furtherance of the preceding provisions, if any Shares currently subject to an option cease to be subject to that option other than by reason of exercise, or if any Shares previously issued pursuant to the Plan are returned to the Company in connection with the exercise of an option, such Shares shall not be used for any future option grant and shall not be reserved for subsequent issuance under to the Plan.

3.    Fair Market Value of Common Stock

For purposes of the Plan, the fair market value of the Common Stock shall hereafter mean, as of any given date, whichever of the following is applicable: (i) the last reported sale price on the New York Stock Exchange (“NYSE”) on that date, or, if none, the last reported sale price on the NYSE on the most recent previous trading day; (ii) the last reported sale price on the NASDAQ Stock Market National Market System (“NASDAQ”) on that date, or, if none, the last reported sale price on the NASDAQ on the most recent previous trading day; (iii) the mean between the high and low bid and ask prices, as reported by the National Association of Securities Dealers, Inc. (“NASD”) on that date, or, if none, the mean between the high and low bid and ask prices, as reported by the NASD on the most recent previous trading day; or (iv) the last reported sale price on any other stock exchange on which the Common Stock is listed on that date, or, if none, the last reported sale price on any other stock exchange on which the Common Stock is listed on the most recent previous trading day, whichever is applicable; provided that if none of the foregoing is applicable, then the fair market value of the Common Stock shall be the value determined by the Board of Directors, in its sole discretion.

4.    Exercise of Options

Subject to Section 10 of the Plan, any option hereafter granted under the Plan shall be exercisable at such time or times and during such period as may be determined by the Board of Directors or the Committee.

5.    Effective Date; Construction

The effective date of this amendment is February 25, 2003, and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.